EXHIBIT 10.1

LIMITATION OF CONVERSION AGREEMENT

This Limitation of Conversion Agreement (the "Agreement") is entered into as of April 21, 2025, by and between:

Totaligent, Inc., a Delaware corporation ("Company"), and

Karolus Maximus Kapital, Inc., a Texas corporation ("Investor").

RECITALS

WHEREAS, the Company has previously issued to Investor approximately twenty (20) convertible promissory notes (the “Notes”) in exchange for funds provided by Investor;

WHEREAS, the parties acknowledge that many of the Notes are past their stated maturity dates, and the Company and Investor are actively evaluating their treatment, including conversion or repayment;

WHEREAS, the parties mutually agree that it is in their best interests to limit the potential equity ownership of Investor in the Company to avoid triggering certain disclosure and regulatory thresholds and to protect the Company’s shareholder structure;

NOW, THEREFORE, in consideration of the mutual promises and covenants herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1. Acknowledgment of Notes

1.1 The Company and Investor hereby acknowledge that the Company has issued to Investor approximately twenty (20) convertible promissory notes, pursuant to which Investor has provided funding to the Company (the “Convertible Notes”).

1.2 The parties further acknowledge that a majority of these Convertible Notes are currently past due as to maturity and remain outstanding and unpaid.

2. Limitation on Conversion

2.1 Ownership Limitation. Notwithstanding any provision in any of the Convertible Notes or related agreements to the contrary, the Company and Investor hereby agree that Investor shall not be entitled to convert any portion of the Convertible Notes into shares of the Company’s common stock to the extent that, after giving effect to such conversion, Investor (together with any of its affiliates) would beneficially own more than 4.99% of the Company’s then outstanding common stock.

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2.2 Calculation Method. For purposes of this Agreement, beneficial ownership shall be calculated in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and Rule 13d-3 thereunder.

2.3 No Waiver. The limitation set forth in this Section 2 may not be waived or modified except by written agreement of both parties and only if such waiver is effective at least 61 days after written notice is provided by Investor to the Company of its intention to waive the limitation.

3. General Provisions

3.1 No Amendment of Notes. Except as expressly set forth herein, nothing in this Agreement shall be deemed to amend or modify the terms of any of the Convertible Notes.

3.2 Entire Agreement. This Agreement represents the entire agreement and understanding between the parties with respect to the subject matter hereof, and supersedes all prior or contemporaneous agreements, whether written or oral.

3.3 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to principles of conflicts of laws.

3.4 Counterparts. This Agreement may be executed in counterparts and by electronic signature, each of which shall be deemed an original and all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties have executed this Limitation of Conversion Agreement as of the date first written above.

TOTALIGENT, INC.

By:	/Edward C DeFeudis/
Name:	Edward C. DeFeudis
Title:	CEO

KAROLUS MAXIMUS KAPITAL, INC.

By:	/Charles Bingham/
Name:	Charles Bingham
Title:	CEO

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